RESTATED CERTIFICATE OF INCORPORATION
OF
VROOM, INC.

The name of the corporation is Vroom, Inc. (the “Corporation”). The Corporation was originally incorporated by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on January 31, 2012 under the name BCM Partners III, Corp. On June 25, 2013, the Corporation filed an Amended and Restated Certificate of Incorporation changing its name to Autoamerica, Inc.; on July 9, 2015, the Corporation filed an Amended and Restated Certificate of Incorporation changing its name to Vroom, Inc.; on June 11, 2020, the Corporation filed an Amended and Restated Certificate of Incorporation which restated, integrated and further amended the provisions of the Amended and Restated Certificate of Incorporation; on February 13, 2024, the Corporation filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation to amend and restate the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation; on January 14, 2025, the Corporation filed a new Amended and Restated Certificate of Incorporation pursuant to the authority granted to the Corporation under Section 303 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Prepackaged Plan of Reorganization for Vroom, Inc. under Chapter 11 of the Bankruptcy Code, as confirmed by that certain order of the United States Bankruptcy Court for the Southern District of Texas entered on January 8, 2025, in In re: Vroom, Inc., Case No. 24-90571 (CML), under Chapter 11 of the United States Bankruptcy Code (11 U.S.C., Sections 101-1330), as amended (the “Prior Certificate of Incorporation”); and on March 7, 2025, the Corporation filed a Change of Registered Agent and/or Registered Office form to change the Corporation’s registered agent and registered office pursuant to a resolution adopted by the Board of Directors of the Corporation and the authority granted by Section 133 of the DGCL. Pursuant to the authority granted by Section 245 of the DGCL, this Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) restates and integrates, and does not further amend, the provisions of the Prior Certificate of Incorporation, as heretofore amended with the Change of Registered Agent and/or Registered Office form, and there is no discrepancy between those provisions and the provisions of this Certificate of Incorporation. The Prior Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:

FIRST: The name of the Corporation is Vroom, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is CT Corporation System.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: That, effective as of 5 p.m. Eastern Time on the date this Certificate of Incorporation is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one‑for‑five conversion of the Corporation’s Common Stock (as defined below) shall become effective, pursuant to which each five shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully‑paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Bankruptcy Emergence Issuance Adjustment”). The par value of the Common Stock following the Bankruptcy Emergence Issuance Adjustment shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Bankruptcy Emergence Issuance Adjustment. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Bankruptcy Emergence Issuance Adjustment, following the Effective Time, shall be entitled to receive such number of shares as adjusted by rounding any fractional share of Common Stock to the nearest whole share (up or down), with half shares or less being rounded down; and (ii) with respect to holders of shares of Common Stock in book‑entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Bankruptcy Emergence Issuance Adjustment, following the Effective Time, shall be entitled to receive such number of shares as adjusted by rounding any fractional share of Common Stock to the nearest whole share (up or down), with half shares or less being rounded down automatically and without any action by the holder.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 255,000,000 shares, consisting of (a) 250,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of non-voting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.

2. Voting. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. There shall be no cumulative voting.

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Dividends may be declared and paid on the Common Stock if, as and when determined by the Board of Directors, subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law. The distribution to holders of warrants (the “Warrants”) issued pursuant to that certain warrant agreement, entered into between the Company and an agent acting on behalf of the holders of the Warrants on or about the date hereof (as amended, modified or otherwise restated from to time to time, collectively, the “Warrant Agreement”) of any amounts equivalent to, or based upon, dividends declared and paid on the Common Stock shall be governed by the terms of such Warrant Agreement.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, subject to any preferential or other rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such powers (including voting powers, full or limited, or no voting powers), and such designations, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL and this Certificate of Incorporation, and all rights conferred upon stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by this Certificate of Incorporation or applicable law, at any time when Mudrick Capital Management, L.P., together with its affiliates (collectively, the “Significant Stockholder”) beneficially owns (directly or indirectly) in the aggregate less than 50% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally, this Article FIFTH and Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH or TWELFTH may only be amended, altered or repealed if approved by the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote at any annual or special meeting of stockholders.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by law and this Certificate of Incorporation, by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the Significant Stockholder beneficially owns (directly or indirectly) in the aggregate less than 50% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally, in addition to any other vote required by law and this Certificate of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty as a director, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Except to the extent that the DGCL prohibits the elimination or limitation of liability of officers for breaches of fiduciary duty as an officer, no senior officers of the Corporation, to the extent permitted and defined by Section 102(b)(7) of the DGCL, shall be personally liable to the stockholders for monetary damages for any breach of fiduciary duty as an officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

To the fullest extent permitted by applicable law, the Corporation shall indemnify (and provide advancement of expenses to) directors and officers of the Corporation from and against any and all liabilities, costs, expenses or damages that they may incur on account of, related to, or in connection with, directly or indirectly, their service to the Corporation. The Corporation may indemnify (and provide advancement of expenses to) employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification). Indemnification may be made through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

EIGHTH: This Article EIGHTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by the DGCL or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time solely by resolution of the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the next succeeding annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

4. Removal. Subject to the rights of holders of any series of Preferred Stock then outstanding and except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to this Certificate of Incorporation, directors of the Corporation may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors; provided, however, that, subject to the rights granted to holders of one or more series of Preferred Stock then outstanding, at any time when the Significant Stockholder beneficially owns (directly or indirectly) in the aggregate less than 50% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors, the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the removal of any director with or without cause.

5. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors; provided, however, that, subject to the rights granted to holders of one or more series of Preferred Stock then outstanding, at any time when the Significant Stockholder beneficially owns (directly or indirectly) in the aggregate less than 50% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors, the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for any stockholder vote to fill any vacancy or newly-created directorship on the Board. A director elected to fill a vacancy shall hold office for a term ending on the date of the next succeeding annual meeting of stockholders following such director’s election; provided that the term of such director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

6. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

7. Stockholder Nominations and Introduction of Business, Etc. Subject to the rights of holders of any series of Preferred Stock, advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

NINTH: All actions that are required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting; provided, however, that, subject to the rights granted to holders of one or more series of Preferred Stock then outstanding, at any time when the Significant Stockholder beneficially owns (directly or indirectly) in the aggregate less than 50% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

TENTH: Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or president (in the absence of a chief executive officer) of the Corporation, or the Secretary of the Corporation at the request of the holders of at least a majority of the outstanding shares of capital stock of the Corporation (provided, that, at any time when the Significant Stockholder beneficially owns in the aggregate less than 50% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote generally at any annual or special meeting of the stockholders, any such request shall be made by the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation to be binding on the Corporation), and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article ELEVENTH will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action against the Corporation or any director, officer, other employee or agent of the Corporation and arising under the Securities Act of 1933, as amended. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH. If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

TWELFTH: This Article TWELFTH is inserted for the management of business opportunities.

1. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which the Significant Stockholder, any officer, director, partner or employee of the Significant Stockholder, and any portfolio company in which such entities or persons have an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. For the avoidance of doubt, the Specified Party shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (a) engage in the same, similar or competing business activities or lines of business as the Corporation, (b) do business with any client or customer of the Corporation, or (c) make investments in competing businesses of the Corporation, and such acts shall not be deemed wrongful or improper.

2. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article TWELFTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is offered in writing solely to (1) a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, or (2) a Specified Party who is a director, officer or employee of the Corporation and who is offered such opportunity solely in his or her capacity as a director, officer or employee of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH. Neither the alteration, amendment or repeal of this Article TWELFTH nor the adoption of any provision of this Certificate inconsistent with this Article TWELFTH nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Article TWELFTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TWELFTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification

***

IN WITNESS WHEREOF, this Certificate of Incorporation, which restates and integrates the Prior Certificate of Incorporation, and which has been duly adopted in accordance with Section 245 of the DGCL, has been executed by its duly authorized officer this 7th day of March, 2025.

VROOM, INC.

By: /s/ Thomas H. Shortt

Name: Thomas H. Shortt

Title: Chief Executive Officer